                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
                                AND RIGHTS OF THE
                            7% CUMULATIVE CONVERTIBLE
                                 PREFERRED STOCK
                                       OF
                                  CONNECTIVCORP

                         (PURSUANT TO SECTION 151 OF THE
                        DELAWARE GENERAL CORPORATION LAW)


         ConnectivCorp, a Delaware corporation (the "Corporation"), hereby certifies that the following resolution was duly approved and adopted by the Board of Directors of the Corporation (the "Board of Directors") pursuant to a unanimous written consent dated February 13, 2004, which resolution remains in full force and effect on the date hereof:

         RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors by the provisions of the Certificate of Incorporation of the Corporation, as amended through the date hereof (the "Certificate of Incorporation") and its By-Laws (the "Bylaws"), and in accordance with Section 151 of the General Corporation Law of the State of Delaware (the "DGCL"), there is hereby created, out of the 9,000,000 shares of Preferred Stock, par value $0.001 per share (the "Preferred Stock"), of the Corporation remaining authorized, unissued and undesignated, a series of the Preferred Stock consisting of 3,000 shares, which series shall have the following powers, designations, preferences and relative, optional or other rights, and the following qualifications, limitations and restrictions (in addition to any powers, designations, preferences and relative, optional or other rights, and any qualifications, limitations and restrictions, set forth in the Certificate of Incorporation which are applicable to the Preferred Stock):

         SECTION 1   Designation of Amount.

         (a) 3,000 shares of Preferred Stock shall be, and hereby are, designated the "7% Cumulative Convertible Preferred Stock" (the "7% Preferred Stock"), par value $0.001 per share.

         (b) Subject to the requirements of the DGCL, the Certificate of Incorporation and this Certificate of Designations, the number of shares of Preferred Stock that are designated as 7% Preferred Stock may be increased or decreased by vote of the Board of Directors; provided, that no decrease shall reduce the number of shares of 7% Preferred Stock to a number less than the number of such shares then outstanding plus the number of such shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any other outstanding securities issued by the Corporation that are convertible into or exercisable for 7% Preferred Stock. Any shares of 7% Preferred Stock converted, purchased or otherwise acquired by the Corporation in any manner whatsoever shall, automatically and without further action, be retired and canceled promptly after the acquisition thereof, and shall become authorized but unissued shares of Preferred Stock when the Corporation shall take such action as may be necessary to reduce the number of authorized shares of the 7% Preferred Stock and may be reissued as part of a new series of any class or series of Preferred Stock in accordance with the Certificate of Incorporation and this Certificate of Designations.

         SECTION 2   Certain Definitions.

         Unless the context otherwise requires, the terms defined in this
Section 2 shall have, for all purposes of this resolution, the meanings specified (with terms defined in the singular having comparable meanings when used in the plural).

         "Common Stock" shall mean the common stock, par value $0.001 per share, of the Corporation.

         "DGCL" shall have the meaning set forth in the preamble to this Certificate of Designations.

         "Original Purchase Price" shall mean the per share purchase price for a share of 7% Preferred Stock of $10,000.00.

         "person" shall mean any individual, partnership, company, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity.

         "Preferred Stock" shall have the meaning set forth in the preamble to this Certificate of Designations.

         "Recapitalization Event" shall mean any stock dividend, stock split, combination, reorganization, recapitalization, reclassification, or other similar event involving a change in the capital structure of the 7% Preferred Stock.

         "Requisite Holders" shall mean the holders of at least a majority of the then outstanding shares of 7% Preferred Stock.

         "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "7% Preferred Stock" shall have the meaning set forth in Section 1.

         SECTION 3   Voting Rights.

         (a) General. Except as otherwise provided by the DGCL and in addition to any voting rights provided by the DGCL or other applicable law, the holders of 7% Preferred Stock shall be entitled to vote (or render written consents) together with the holders of the Common Stock and any other class or series of capital stock of the Corporation entitled to vote together with the holders of the Common Stock as a single class on all matters submitted for a vote of (or written consents by in lieu of a vote as permitted by the DGCL, the Certificate of Incorporation and the Bylaws) holders of Common Stock; and shall have such other voting rights as are specified in the Certificate of Incorporation and this Certificate of Designations. When voting together with the holders of Common Stock, each share of 7% Preferred Stock shall entitle the holder thereof to cast one vote for each vote that such holder would be entitled to cast had such holder converted its 7% Preferred Stock into shares of Common Stock as of the record date for determining the stockholders of the Corporation eligible to vote on any such matter. The holders of 7% Preferred Stock shall be entitled to receive notice of any stockholders' meeting in accordance with the Certificate of Incorporation and Bylaws of the Corporation.

         (b) Waivers. Except to the extent otherwise provided in this Certificate of Designations or required by the DGCL, the Requisite Holders may, via affirmative vote or written consent in lieu thereof, waive any rights of the holders of the 7% Preferred Stock set forth in this Certificate of Designations.

         (c) Board of Directors.

               (i) Within 120 days after the final closing of the offering of the 7% Preferred Stock, there shall be a seven (7) person Board of Directors of the Corporation. Thereafter, the Corporation shall not, without the written consent or affirmative vote of the Requisite Holders, given in writing or by vote at a meeting, consenting or voting (as the case my be) separately as a series, increase the maximum number of directors constituting the Board of Directors to a number in excess of seven (7).

               (ii) So long as at least 51% of the shares of 7% Preferred Stock that are outstanding immediately following the final closing of the offering of the 7% Preferred Stock remain outstanding (subject to an equitable adjustment in the event of any Recapitalization Event), the Requisite Holders shall have the exclusive right to nominate two (2) individuals (each of whom shall be "independent" within the meaning of the regulations promulgated by the Nasdaq National Market System for companies with shares quoted thereon and by the American Stock Exchange for companies with shares traded thereon) to serve on the Board of Directors (each such nominee is referred to as a "7% Nominee"). In each election, the holders of 7% Preferred Stock shall vote together with the holders of the Common Stock, with each share of 7% Preferred Stock having a number of votes equal to the number of shares of Common Stock into which such share is then convertible pursuant to Section 6 hereof. If and when elected as a director, each 7% Nominee shall serve until the annual meeting of stockholders of the Corporation at which the term of other directors expire, unless sooner removed, and until his respective successor shall be elected and shall qualify. If for any reason any 7% Nominee is no longer a director of the Corporation, by reason of death, resignation, retirement, disqualification, removal or otherwise, such vacancy shall be filled in accordance with the nomination and voting procedures set forth in this Section 3(c)(ii).

         (d) Protective Provision. So long as at least 51% of the shares of 7% Preferred Stock that are outstanding immediately following the final closing of the offering of the 7% Preferred Stock remain outstanding (subject to an equitable adjustment in the event of any Recapitalization Event), the Corporation will not, directly or indirectly, without the affirmative vote (or written consent as permitted by the DGCL, the Certificate of Incorporation and Bylaws), of the Requisite Holders, voting (or consenting) as a separate class, in any manner authorize, create, designate, issue or sell any (A) class or series of capital stock (including shares of treasury stock) or (B) right, options, warrants or other securities convertible into or exercisable or exchangeable for capital stock that, in either case, is senior to the 7% Preferred Stock.

         SECTION 4   Dividends.

         (a) Dividend Amount.

               (i) The holders of the outstanding shares of 7% Preferred Stock shall be entitled to receive, out of any funds legally available therefor, cumulative dividends, at the annual rate of seven percent (7%) of the Original Purchase Price of each such share of 7% Preferred

Stock. Such dividends shall be cumulative so that if such dividends in respect of any previous or current annual dividend period shall not have been paid or declared at the annual rate specified above and a number of shares of Common Stock sufficient for payment thereof reserved, the deficiency shall first be fully paid before any dividend or other distribution shall be paid or declared and set apart for the Common Stock or any other class or series of capital stock designated junior to the 7% Preferred Stock with respect to dividends. With respect to each share of 7% Preferred Stock, dividends shall accrue and accumulate, whether or not earned or declared, at the rate specified in the first sentence of this Section 4(a)(i), on a daily basis from the date of original issuance of such share of 7% Preferred Stock until the conversion of such share of 7% Preferred Stock.

               (ii) Dividends on shares of 7% Preferred Stock shall be payable if, as and when declared by the Board of Directors. Any dividends declared pursuant to this Section 4 shall be payable solely in shares of Common Stock, with the number of shares of Common Stock to be issued to each holder of 7% Preferred Stock to be determined in accordance with Section 4(c) below. Immediately prior to any conversion of the 7% Preferred Stock pursuant to
Section 6, all accrued and unpaid dividends on such shares of 7% Preferred Stock to and until the date of conversion shall be due and payable.

         (b) Participating Dividends. If the Board of Directors shall declare a dividend payable upon the then outstanding shares of Common Stock (other than a stock dividend on the Common Stock distributed solely in the form of additional shares of Common Stock), the holders of the outstanding shares of 7% Preferred Stock shall be entitled to the amount of dividends on the 7% Preferred Stock as would be declared payable on the number of shares of Common Stock into which the shares of 7% Preferred Stock held by each holder thereof could be converted pursuant to the provisions of Section 6 hereof, such number to be determined as of the record date for determination of holders of Common Stock entitled to receive such dividend or, if no such record date is established, as of the date of such dividend.

         (c) Payment of Dividends. Any dividends, including participating dividends, declared pursuant to this Section 4 shall be payable solely in shares of Common Stock, with the number of shares of Common Stock to be issued to each holder of 7% Preferred Stock to be determined by dividing the amount of the applicable dividend by the fair market value of a share of Common Stock, as determined in good faith by the Board of Directors. No fractional shares of Common Stock shall be issued hereunder. All shares of Common Stock (including fractions thereof) issuable hereunder shall be aggregated for purposes of determining whether the dividend would result in the issuance of any fractional share. If, after such aggregation, there would result the issuance of a fraction of a share of Common Stock to any holder of 7% Preferred Stock, the Corporation shall, in lieu of issuing to such holder any fractional share, pay a sum in cash equal to the fraction multiplied by the fair market value of a share of Common Stock, as determined in good faith by the Board of Directors. All distributions made hereunder shall be made pro rata to the holders of 7% Preferred Stock.

         (d) Equitable Adjustments. All numbers relating to the calculation of dividends shall be subject to an equitable adjustment in the event of any Recapitalization Event.

         SECTION 5   Liquidation Preference.

         (a) Liquidation Preference of 7% Preferred Stock. In the event of any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, or in the event of its insolvency, the holders of 7% Preferred Stock shall be entitled to have set apart for them, or to be paid, out of the assets of the Corporation available for distribution to stockholders (whether such assets are capital, surplus or earnings) after provision for payment of all debts and liabilities of the Corporation in accordance with the DGCL, before any distribution or payment is made with respect to any shares of Common Stock or any other class or series of capital stock of the Corporation designated to be junior to the 7% Preferred Stock and subject to the liquidation rights and preferences of any class or series of Preferred Stock designated to be senior to, or on a parity with, the 7% Preferred Stock with respect to liquidation preferences, an amount equal to the Original Purchase Price per share of 7% Preferred Stock (which amount shall be subject to an equitable adjustment in the event of any Recapitalization Event) plus all accrued and unpaid dividends thereon, whether or not earned or declared, up to and including the date full payment shall be tendered to the holders of the 7% Preferred Stock with respect to such liquidation, dissolution or winding up.

         (b) Insufficient Assets. If, upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, the assets legally available for distribution among the holders of the 7% Preferred Stock shall be insufficient to permit payment to such holders of the full preferential amount as provided for in Section 5(a) above, then such holders shall, together with the holders of shares of stock of any class or series ranking on a parity as to dividends or liquidation with the 7% Preferred Stock ("Parity Stock"), share ratably in any distribution of available assets according to the respective amounts which would otherwise be payable with respect to the shares of 7% Preferred Stock held by them upon such liquidating distribution if all amounts payable on or with respect to such shares and such shares of Parity Stock were paid in full, based upon the aggregate liquidation value payable upon all shares of 7% Preferred Stock and the shares of Parity Stock then outstanding.

         (c) Distributions Other than Cash. Whenever the distribution provided for in this Section 5 shall be payable in any property other than cash, the value of such distribution shall be the fair market value thereof as determined in good faith by the Board of Directors. All distributions (including distributions other than cash) made hereunder shall be made pro rata to the holders of 7% Preferred Stock.

         (d) Equitable Adjustments. The amounts to be paid or set aside for payment as provided above in this Section 5 shall be proportionately increased or decreased in inverse relation to the change in the number of outstanding shares resulting from any Recapitalization Event.

         SECTION 6   Conversion Rights.

         (a) General. Subject to and upon compliance with the provisions of this
Section 6, the holders of the shares of 7% Preferred Stock shall be entitled, at their option, at any time, to convert all or any such shares of 7% Preferred Stock into the number of fully paid and nonassessable shares of Common Stock equal to the number obtain by dividing (i) the Original Purchase Price of such 7% Preferred Stock by (ii) the Conversion Price in effect at the close of business on the Conversion Date (determined as provided in this Section 6). The conversion

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price (the "Conversion Price") shall initially be equal to $1.00, subject to adjustment from time to time in accordance with Section 6(d).

         (b) Automatic Conversion. All shares of 7% Preferred Stock shall be automatically converted into the number of shares of Common Stock into which such shares of 7% Preferred Stock are then convertible pursuant to Section 6(a) without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent immediately upon the earliest to occur of:

               (i) such time as the closing price or last reported sale (the "Closing Price") of the Common Stock on the stock exchange or quotation system on which the Common Stock is then traded or quoted is equal to or greater than $2.50 per share for a 60 consecutive calendar day period, provided that during such 60 consecutive calendar day period, the average daily trading volume for each day is equal to or greater than 75,000 shares (the "Market Condition"), and provided further that conversion pursuant to this Section 6(b)(i) shall be conditioned upon there being in effect, on the date of satisfaction of the Market Condition or at any time thereafter, a valid registration statement on Form S-1 or Form S-3 promulgated under the Securities Act or any successor or equivalent forms thereto (the "Registration Statement") covering the resale of all shares of Common Stock into which the shares of 7% Preferred Stock are being converted (it being understood that the shares of 7% Preferred Stock will be automatically converted into shares of Common Stock on the date that the Registration Statement becomes effective if the Market Condition has been previously satisfied, whether or not the Market Condition is satisfied on such date, so long as the Closing Price on such date is equal to or greater than $1.00); or

               (ii) the election of the Requisite Holders.

         (c) Fractions of Shares. No fractional shares of Common Stock shall be issued upon conversion of shares of 7% Preferred Stock. If more than one share of 7% Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock to be issued shall be computed on the basis of the aggregate number of shares of 7% Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of 7% Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional share in an amount equal to the product of such fraction multiplied by the fair market value of one share of Common Stock on the Conversion Date as determined in good faith by the Board of Directors.

         (d) Adjustments to Conversion Price.

               (i) Upon Stock Dividends, Subdivisions or Splits. If, at any time after the date hereof, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date for the determination of holders of Common Stock entitled to receive such stock dividend, or to be affected by such subdivision or split-up, the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of 7% Preferred Stock shall be increased in proportion to such increase in outstanding shares.

               (ii) Upon Combinations. If, at any time after the date hereof, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of

Common Stock into a smaller number of shares of Common Stock, then, following the record date to determine shares affected by such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of 7% Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

               (iii) Capital Reorganization or Reclassification. If the Common Stock issuable upon the conversion of the 7% Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination or shares of stock dividend provided for elsewhere in this Section 6(d), or the sale of all or substantially all of the Corporation's properties and assets to any other person), then and in each such event the holder of each share of 7% Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of 7% Preferred Stock might have been converted, as the case may be, immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

               (iv) Merger or Sale of Assets. If at any time or from time to time there shall be a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation's properties and assets to any other person, then, as a part of such reorganization, merger, or consolidation or sale, provision shall be made so that holders of 7% Preferred Stock, as the case may be, shall thereafter be entitled to receive upon conversion of the 7% Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger, consolidation or sale, to which such holder would have been entitled if such holder had converted its shares of 7% Preferred Stock immediately prior to such capital reorganization, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6(d) with respect to the rights of the holders of the 7% Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this Section 6(d), including adjustment of the Conversion Price then in effect for the 7% Preferred Stock and the number of shares issuable upon conversion of the 7% Preferred Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

               (v) Deferral in Certain Circumstances. In any case in which the provisions of this Section 6(d) shall require that an adjustment shall become effective immediately after a record date of an event, the Corporation may defer until the occurrence of such event (1) issuing to the holder of any 7% Preferred Stock converted after such record date and before the occurrence of such event the shares of capital stock issuable upon such conversion by reason of the adjustment required by such event and issuing to such holder only the shares of capital stock issuable upon such conversion before giving effect to such adjustments, and (2) paying to such holder any amount in cash in lieu of a fractional share of capital stock pursuant to Section 6(c) above; provided, however, that the Corporation shall deliver to such holder an appropriate instrument or due bills evidencing such holder's right to receive such additional shares and such cash.

         (e) Exercise of Conversion Privilege. In order to exercise the conversion privilege, the holder of any share of 7% Preferred Stock shall surrender the certificate evidencing such share of 7% Preferred Stock, duly endorsed or assigned to the Corporation in blank, at any office or agency of the Corporation maintained for such purpose, accompanied by written notice to the Corporation at such office or agency that the holder elects to convert such 7% Preferred Stock or, if less than the entire amount thereof is to be converted, the portion thereof to be converted. 7% Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the date (the "Conversion Date") of (i) the event triggering automatic conversion pursuant to
Section 6(b) or (ii) surrender of such shares of 7% Preferred Stock for conversion in accordance with the foregoing provisions, and at such time the rights of the holder of such shares of 7% Preferred Stock as a holder shall cease, and the person or persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Stock as and after such time. As promptly as practicable on or after the Conversion Date, the Corporation shall issue and shall deliver at any office or agency of the Corporation maintained for the surrender of 7% Preferred Stock a certificate or certificates for the number of full shares of Common Stock issuable upon conversion, together with payment in lieu of any fraction of a share, as provided in Section 6(c). In the case of any certificate evidencing shares of 7% Preferred Stock that is converted in part only, upon such conversion the Corporation shall also execute and deliver a new certificate evidencing the number of shares of 7% Preferred Stock that are not converted.

         (f) Notice of Adjustment of Conversion Price. Whenever the provisions of Section 6(d) require that the Conversion Price be adjusted as herein provided, the Corporation shall compute the adjusted Conversion Price in accordance with Section 6(d) and shall prepare a certificate signed by the Corporation's chief executive officer or chief financial officer setting forth the adjusted Conversion Price and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall forthwith be filed at each office or agency maintained for such purpose for conversion of shares of 7% Preferred Stock and mailed by the Corporation at its expense to all holders of 7% Preferred Stock at their last addresses as they shall appear in the stock register.

         (g) Reservation of Common Stock. Notwithstanding any provisions to the contrary contained herein, no shares of 7% Preferred Stock shall be convertible unless and until such time as there are a sufficient number of shares of Common Stock authorized to allow for the conversion of all outstanding shares of 7% Preferred Stock. The Corporation shall thereafter at all times reserve and keep available, free from preemptive rights, out of the authorized but unissued Common Stock or out of the Common Stock held in treasury, for the purpose of effecting the conversion of 7% Preferred Stock, the full number of shares of Common Stock then issuable upon the conversion of all outstanding shares of 7% Preferred Stock.

         (h) Taxes on Conversions. The Corporation will pay any and all original issuance, transfer, stamp and other similar taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of 7% Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that of the holder of the share(s) of 7% Preferred Stock to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established to the satisfaction of the Corporation that such tax has been paid.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation, Preferences and Rights to be signed by Jesse Sutton, its President, this 20th day of February, 2004.


                                                CONNECTIVCORP

                                                By: /s/ Jesse Sutton
                                                    ---------------------------
                                                    Name:  Jesse Sutton
                                                    Title: President